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ENCORE LIFETIME INCOME - JOINT RIDER

                                                           [MINNESOTA LIFE LOGO]


Minnesota Life Insurance Company - A Securian
 Company                                              Fax 651.665.7942
Annuity Services  -  A3-9999                          Toll Free 1.800.362.3141
400 Robert Street North  -  St. Paul,
 Minnesota 55101-2098                                 In Metro Area 651.665.4877
                                                        www.minnesotalife.com
RIDER EFFECTIVE DATE:    [May 1, 2010]

BENEFIT DATE:            [May 1, 2010]

DESIGNATED LIFE:         [John Doe]

JOINT DESIGNATED LIFE:   [Jane Doe]

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract. The Rider's provisions shall control when there is a conflict between this Rider and the Contract.

This rider guarantees that you may elect to receive, beginning at the Benefit Date, an amount up to the Guaranteed Annual Income (GAI) each Contract Year until the death of both Designated Lives. The amount received will be in the form of a withdrawal of Contract Value, if available, or in the form of Annuity Payments. We deduct a charge for this rider as described below. Determination of the Benefit Base and GAI is described below.

DESIGNATED LIFE
The person upon whose lifetime, along with the Joint Designated Life, will be used to determine the benefits under this rider. The Designated Life is the Owner of the contract, or the Annuitant in the case of a non-natural owner, unless otherwise agreed to by us.

JOINT DESIGNATED LIFE
The person upon whose lifetime, along with the Designated Life, will be used to determine the benefits under this rider. The Joint Designated Life is either the Joint Owner, Joint Annuitant if a non-natural owner, or the sole primary beneficiary on the contract, unless otherwise agreed to by us. All references to Designated Lives will mean both the Designated Life and Joint Designated Life.

BENEFIT DATE The later of the Contract Anniversary following the [59th] birthday of the youngest Designated Life or the Rider Effective Date.

RESET DATE
The [one year] anniversary of the Rider Effective Date and each subsequent [one year] anniversary.

BENEFIT BASE
The initial Benefit Base will be set to the initial Purchase Payment if this rider is added on the Contract Date. If it is added on a subsequent Contract Anniversary, the initial Benefit Base will be equal to the Contract Value as of the Rider Effective Date.

On each Reset Date the Benefit Base will be increased to the Contract Value if the Contract Value is greater than the Benefit Base.

In addition, on each Contract Anniversary prior to the first withdrawal, for a period up to [10] years following the Rider Effective Date, we will take the Benefit Base from the prior Contract Anniversary, plus any Purchase Payments made during the Contract Year, and increase that amount by [5%]. If the resulting amount is greater than the current Benefit Base, it will become the new Benefit Base.


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[On the [10th] Contract Anniversary following the Rider Effective date, if no withdrawals have been taken from the contract, the Benefit Base will be at least equal to the sum of (a), (b), and (c), where:

     (a) is [200%] of the initial Benefit Base, and
     (b) is [200%] of all subsequent Purchase Payments made in the [one year] following the Rider Effective Date, and
     (c) is [100%] of all subsequent Purchase Payments made after the [1st] Contract Anniversary following the Rider Effective Date.]

The annual rider charge may increase on a Reset Date as described under the "Rider Charge" section.

Subsequent Purchase Payments and withdrawals will adjust the Benefit Base as described below.

The Benefit Base is subject to a maximum of [$5,000,000].

GUARANTEED ANNUAL INCOME (GAI)
The initial GAI will be equal to (a) multiplied by (b) where:

     (a) is the Benefit Base on the Rider Effective Date, and
     (b) is the Annual Income Percentage based on the applicable age as of the Rider Effective Date.

On each Reset Date the GAI will be reset to the greater of (a) or (b) where:

     (a) is the GAI immediately prior to the Reset Date, and
     (b) is equal to (1) multiplied by (2) where:

         (1) is the Benefit Base on the Reset Date, and
         (2) is the Annual Income Percentage based on the applicable age as of the Reset Date.

Subsequent Purchase Payments and withdrawals will adjust the GAI as described below.

ANNUAL INCOME PERCENTAGE
The Annual Income Percentage is determined based on the age of the youngest Designated Lives as described in this rider.

              Age                      Annual Income Percentage
              ---                      ------------------------
        [through age 64]                        [4.0%]
            [65-79]                             [5.0%]
         [80 and older]                         [6.0%]

ADJUSTMENT FOR SUBSEQUENT PURCHASE PAYMENTS
The Benefit Base will be increased by the amount of any subsequent Purchase Payments. For each subsequent Purchase Payment, the GAI will be increased by an amount equal to (a) multiplied by (b) where:

     (a) is the amount of the subsequent Purchase Payment, and

     (b) is the Annual Income Percentage based on the applicable age as of the date the Purchase Payment is credited to the contract.

We limit subsequent Purchase Payments after the first Contract Year following the Rider Effective Date to $25,000 without our prior consent.

ADJUSTMENT FOR WITHDRAWALS PRIOR TO THE BENEFIT DATE
Amounts withdrawn prior to the Benefit Date will cause the Benefit Base to be recalculated as follows:

     The Benefit Base will be reduced by an amount equal to (a) multiplied by
     (b) divided by (c) where:

          (a) is the Benefit Base immediately prior to the withdrawal,
          (b) is the amount of the withdrawal, and
          (c) is the Contract Value immediately prior to the withdrawal.


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     The GAI will be equal to (a) multiplied by (b) where:

     (a) is the Benefit Base following the withdrawal, and

     (b) is the Annual Income Percentage based on the applicable age as of the date of the withdrawal.

Withdrawals may be required to be made from your values in the General or Fixed Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value.

ADJUSTMENT FOR WITHDRAWALS AFTER THE BENEFIT DATE
After the Benefit Date, any amount you withdraw in a single Contract Year which is less than or equal to the greater of the GAI or the Required Minimum Distribution (RMD) amount, as described below, will reduce the Contract Value and Benefit Base by the amount of the withdrawal. This will not reduce the GAI.

After the Benefit Date, any amount you withdraw in a single Contract year which is in excess of the greater of the GAI or the RMD amount in a single Contract Year will cause both the Benefit Base and GAI to be recalculated as follows:

     The Benefit Base will be reduced by an amount equal to (a) multiplied by
     (b) divided by (c) where:

          (a) is the Benefit Base immediately prior to the excess portion of the withdrawal,

          (b) is the amount of the excess withdrawal, and

          (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

     The GAI will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

          (a) is the GAI prior to the withdrawal,
          (b) is the amount of the excess withdrawal, and

          (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

Withdrawals may be required to be made from your values in the General or Fixed Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. If withdrawals in any Contract Year are less than the GAI, the remaining GAI may not be carried forward to future Contract Years.

CONTRACT VALUE ALLOCATION PLAN
While this rider is in effect, the full Contract Value must be allocated to the General or Fixed Account and/or Sub-Accounts of the Variable Account according to an Allocation Plan approved by us. The Contract Value may be required to be automatically rebalanced each quarter according to the Allocation Plan then in effect. You may reallocate the full Contract Value from the current Allocation Plan to another available Allocation Plan approved by us for use with this rider. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the complete request at our home office. We reserve the right to add, delete, or modify Allocation Plans.

To the extent participation in the Allocation Plan or automatic rebalancing exceeds contract maximums or transfer limitations relative to the General or Fixed Account, such limitations will be waived while this rider is in effect.

REQUIRED MINIMUM DISTRIBUTION (RMD)
For purposes of this rider, the RMD amount is equal to the amount needed based on the value of your Contract and any riders to meet any required minimum distribution requirement pursuant to the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder. Applicable contracts include those issued pursuant to a retirement plan under the provisions of Section 401, 403, 404, 408, or 457 of the Internal Revenue Code. Amounts withdrawn in excess of the RMD may be treated as an excess withdrawal as described above.

RIDER CHARGE
The annual rider charge is equal to [1.30%], subject to a maximum charge of [2.00%]. Beginning with the Rider Effective Date and every three months thereafter, an amount equal to one quarter of the annual rider charge will be multiplied by the greater of the Contract Value or the Benefit Base on that date and will be deducted on a pro-rata basis from Contract Values allocated to the Variable Account. For purposes of the Rider Charge, the greater of the Contract Value or the Benefit Base will be subject to a [$5,000,000] maximum.

On each Reset Date, if the rider charge applicable to new customers purchasing the Encore Lifetime Income - Joint rider exceeds your current rider charge and the Benefit Base increases, we reserve the right to increase the charge for your rider. The rider charge following the increase will not exceed the current rider charge for new issues. If we are no longer

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issuing this rider, we reserve the right to increase the rider charge to an amount that will not exceed the maximum annual rider charge.

You may elect to decline the rider charge increase. Declining the rider charge increase will result in no increase to the Benefit Base. You will be notified in writing a minimum of 30 days prior to the Reset Date that you may decline the rider charge increase. If you elect to decline the rider charge increase, you must provide a Written Request to us no less than seven calendar days prior to the Reset Date. Once you notify us of your decision to decline the rider charge increase, you will no longer be eligible for future Benefit Base increases until you provide a Written Request that you wish to reinstate Benefit Base increases. Any reinstatement request will take effect at the next Reset Date and will be subject to current charges, not to exceed the maximum annual rider charge.

SPOUSAL CONTINUATION
If the Designated Life dies, the surviving spouse may elect to continue the contract and this rider under the following conditions:

     (a) the surviving spouse is also the Joint Designated Life, and
     (b) this rider is in effect at the time of the contract continuation.

The GAI will be recalculated on the next Reset Date.

EFFECT OF PAYMENT OF DEATH BENEFIT
If both Designated Lives die while the Contract Value is greater than zero and before the Benefit Base is reduced to zero, the beneficiary may elect to receive the death benefit under the contract and this rider will terminate. Alternatively, the beneficiary may be able to elect to continue this rider by taking withdrawals of the current GAI at least annually until the Benefit Base is reduced to zero. No additional Purchase Payments may be made and no additional increases to the GAI or Benefit Base will occur. If your Beneficiary is not your surviving spouse and withdrawals of the GAI extend beyond the beneficiary's life expectancy, this rider will terminate and the beneficiary will be required to take the death benefit under the contract to comply with Internal Revenue Code sections 72(s) or 401(a)(9), as applicable.


AUTOMATIC PAYMENT PHASE
If the Contract Value is reduced to zero, the contract will enter an automatic payment phase. You may elect to receive the GAI at any frequency offered by us, but at least annually, until the death of both Designated Lives. Once selected, the frequency may not be changed without our consent. During this phase, no additional Purchase Payments may be made and all other contract features, benefits, riders, and guarantees except the guarantees provided by this rider are terminated. Following the death of both Designated Lives, this rider terminates and no further benefits are payable unless the Benefit Base is greater than zero. If the Benefit Base is greater than zero at the time of death, the remaining payments will be made to your beneficiaries.

At our discretion, we may elect to pay you or your beneficiaries a lump sum in lieu of future periodic withdrawals. The lump sum value will be equal to the present value of the remaining periodic withdrawal amounts discounted at an interest rate. The interest rate will be the weekly average of the 'Interest Rate Swap' rates as reported in Federal Reserve Bulletin Release
H.15 for the period applicable to the remaining withdrawal period plus 0.50%.

MINIMUM SURRENDER VALUE
Any provision in your Annuity requiring there be a minimum Surrender Value or Account value as of the date of any withdrawal is waived while this rider is in effect.

RECOVERY OF EXCESS PAYMENTS
We may recover from you or your estate any payments made after the death of both Designated Lives.

ANNUITY PAYMENTS
If you elect to receive Annuity Payments, you may apply your Contract Value to any Annuity Payment option in accordance with your contract terms. Amounts less than the entire Contract Value that are applied to provide Annuity Payments under an Annuity Payment option will be treated as a withdrawal for purposes of adjusting the Benefit Base and GAI.

If Annuity Payments are required to begin, you may elect from an additional annuity payment option to receive an annual amount equal to the GAI at any frequency offered by us, but at least annually, until the death of both Designated Lives.

RIDER TERMINATION

You may elect to cancel this benefit on any Contract Anniversary beginning [seven] Contract Years after the Rider Effective Date. You must provide a Written Request to cancel within 30 days PRIOR to the applicable Contract Anniversary.

The rider will automatically terminate at the earliest of:

     (a) termination or surrender of the contract; or
     (b) any change to the Designated Lives after the Rider Effective Date; or
     (c) the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or
     (d) the date any death benefits are paid as a lump sum under terms of the contract; or
     (e) the date the Benefit Base is reduced to zero following the death of both Designated Lives.

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the rider charge will be deducted upon termination of this rider or surrender of the contract.



/s/ Dennis E. Prohofsky                            /s/ Robert L. Senkler
-----------------------                            ---------------------
Secretary                                                      President